                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*


--------------------------------------------------------------------------------
                       TTI Team Telecom International Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                  Ordinary Shares, par value NIS 0.5 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    M88258104
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                Kevin Handwerker
                          c/o Neuberger Berman, L.L.C.
                                605 Third Avenue
                               New York, NY 10158
                                 (212) 476-9850
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   Copies to:

                            Michael A. Schwartz, Esq.
                          Willkie Farr & Gallagher LLP
                               787 Seventh Avenue
                             New York, NY 10019-6099
                                 (212) 728-8000

                                November 29, 2004
--------------------------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Schedule)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

-------------------------------------       ------------------------------------
CUSIP No.  M88258104                        Page 2 of 11 Pages
-------------------------------------       ------------------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Neuberger Berman, L.L.C.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a) [ ]
                                                                     (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF
----------- --------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
NUMBER OF SHARES      --------- ------------------------------------------------
BENEFICIALLY OWNED       8      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                     4,042,219
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                4,042,219
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            4,042,219
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.5%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IA, OO
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------------       ------------------------------------
CUSIP No.  M88258104                        Page 3 of 11 Pages
-------------------------------------       ------------------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Neuberger Berman, Inc.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a) [ ]
                                                                     (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            AF
----------- --------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
NUMBER OF SHARES      --------- ------------------------------------------------
BENEFICIALLY OWNED       8      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                     4,042,219
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                4,042,219
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            4,042,219
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            25.5%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            CO
----------- --------------------------------------------------------------------

                                   SCHEDULE 13D

-------------------------------------       ------------------------------------
CUSIP No.  M88258104                        Page 4 of 11 Pages
-------------------------------------       ------------------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            LibertyView Special Opportunities Fund, L.P.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a) [ ]
                                                                     (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
NUMBER OF SHARES      --------- ------------------------------------------------
BENEFICIALLY OWNED       8      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                     1,601,013
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                1,601,013
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            1,601,013
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            10.9%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------------------       ------------------------------------
CUSIP No.  M88258104                        Page 5 of 11 Pages
-------------------------------------       ------------------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            LibertyView Funds, L.P.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a) [ ]
                                                                     (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
NUMBER OF SHARES      --------- ------------------------------------------------
BENEFICIALLY OWNED       8      SHARED VOTING POWER
BY EACH REPORTING
PERSON WITH                     1,500,091
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                1,500,091
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            1,500,091
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            10.5%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
----------- --------------------------------------------------------------------

     This statement on Schedule 13D (this "Schedule 13D") is being filed to report the beneficial ownership of Ordinary Shares ("Ordinary Shares") of TTI Team Telecom International Ltd., a company incorporated under the laws of the State of Israel (the "Company"), including through ownership of Series A Preferred Shares of the Company convertible on a one-to-one basis into Ordinary Shares ("Preferred Shares"). As used in this Schedule 13D, the term "Shares" refers to the aggregate of the Ordinary Shares held by the Funds, as defined below, and Ordinary Shares into which the Preferred Shares held by the Funds are convertible. This Schedule 13D supercedes the Amendment No. 1 to Schedule 13G filed on October 11, 2005 by Neuberger Berman, Inc. All statements concerning parties listed on Schedule A are made to the best knowledge of the Reporting Persons.

Item 1.  Security and Issuer.

     This Schedule 13D relates to the Ordinary Shares of the Company. The Company's principal executive office is located at 7 Hamifalim Street, Kiryat Aryeh, Petach Tikva 49513, Israel.

Item 2.  Identity and Background.

     This Schedule 13D is being filed on behalf of the following Reporting
Persons:

          (i) Neuberger Berman, L.L.C., a Delaware limited liability company ("NB LLC"), which serves as the investment adviser to LibertyView Special Opportunities Fund, L.P., a Delaware limited partnership ("LV Opportunities"), LibertyView Funds, L.P., a Delaware limited partnership ("LV Funds"), and certain other investment funds and accounts (together with LV Opportunities and LV Funds, the "Funds");

          (ii) Neuberger Berman, Inc., a Delaware corporation ("NB Inc."), which serves as the sole owner and managing member of NB LLC;

          (iii) LV Opportunities; and

          (iv) LV Funds.

     NB LLC may be deemed to beneficially own the Ordinary Shares directly held by the Funds (the "Shares"). NB Inc. may be deemed to control NB LLC by virtue of its position as the sole owner and managing member of NB LLC. Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

     The address of the principal business office of the Reporting Persons is 605 Third Avenue, New York, New York 10158.

     The principal business of NB LLC is to serve as investment adviser to the Funds. The principal business of NB Inc. is to serve as a holding company and manage its subsidiaries. The principal business of LV Opportunities and LV Funds is to invest in securities.

     The names, residence or business address, citizenships and present occupations or employment of the executive officers and directors of NB Inc., NB LLC, Neuberger Berman Asset Management, L.L.C. (which may be deemed to control LV Opportunities and LV Funds by virtue of being the general partner of LV Opportunities and LV Funds) and its executive officers and directors, and of Lehman Brothers Holdings Inc. (which may be deemed to control NB Inc. by virtue of owning 100% of NB Inc.'s voting stock) and its executive officers and directors, are set forth in Schedule A hereto.

     During the last five years, none of the Reporting Persons nor, to the best knowledge of the Reporting Persons, any person named in Schedule A, has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.   Source and Amount of Funds or Other
          Consideration.

     The Funds expended an aggregate of approximately $9,393,706 of their own investment capital to acquire the 1,542,224 Ordinary Shares and 2,499,995 Preferred Shares beneficially owned by them. LV Opportunities spent $3,597,410 to acquire its shares. LV Funds spent $3,561,723 to acquire its shares. The Funds, other than LV Opportunities and LV Funds, spent $2,234,573 to acquire their shares.

     The Funds effect purchases of securities primarily through margin accounts maintained for them with Bear Stearns Inc. and Lehman Brothers Holdings UK, which may extend margin credit to the Funds as and when required to open or carry positions in the margin accounts, subject to applicable Federal margin regulations, stock exchange rules and the firm's credit policies. In such instances, the positions held in the margin accounts are pledged as collateral security for the repayment of debit balances in the accounts.

Item 4.   Purpose of Transaction.

     NB LLC and the Funds are engaged in the investment business. In pursing this business, they intend to continually review the Company's business affairs, financial position, and future prospects, as well as conditions in the securities markets and general economic and industry conditions. Based on such evaluation, review, and other factors, they may purchase additional Ordinary Shares or Preferred Shares and, alternatively, may sell Ordinary Shares or Preferred Shares in the open market or in privately negotiated transactions.

     Except as set forth above, neither the Reporting Persons nor any person named in Schedule A has any present plans or proposals that relate to or would result in any of the actions required to be described in Item 4 of Schedule 13D. Each of the Reporting Persons may, at any time, review or reconsider its position with respect to the Company and formulate plans or proposals with respect to any of such matters, but has no present intention of doing so.

Item 5.   Interest in Securities of the Issuer.

(a) & (b) Ownership and power over disposition:

A.  NB LLC
    ------

     (a) Amount beneficially owned: 4,042,219 Shares, consisting of 1,542,224 Ordinary Shares held by the Funds and 2,499,995 Ordinary Shares issuable upon conversion of the 2,499,995 Preferred Shares held by the Funds.

     (b) Percent of class: 25.5%. This percentage is based upon a total of 15,830,206 Ordinary Shares, calculated as the sum of (i) 13,330,211 shares of Ordinary Shares issued and outstanding as of November 1, 2005, as reflected in the Company's Report of Foreign Issuer on Form 6-K, filed on December 7, 2005 (the "Reported Outstanding Shares"), and (ii) the 2,499,995 Ordinary Shares issuable upon conversion of the Preferred Shares held by the Funds.

     (c) Number of shares as to which such person has:

         (i) Sole power to vote or direct the vote: -0-
        (ii) Shared power to vote or direct the vote: 4,042,219
       (iii) Sole power to dispose or direct the disposition: -0-
        (iv) Shared power to dispose or direct the disposition: 4,042,219

B.  NB Inc.
    -------

     (a) Amount beneficially owned: 4,042,219 Shares, consisting of 1,542,224 Ordinary Shares held by the Funds and 2,499,995 Ordinary Shares issuable upon conversion of the 2,499,995 Preferred Shares held by the Funds.

     (b) Percent of class: 25.5%. This percentage is based upon a total of 15,830,206 Ordinary Shares, calculated as the sum of (i) the Reported Outstanding Shares, and (ii) the 2,499,995 Ordinary Shares issuable upon conversion of the Preferred Shares held by the Funds.

     (c) Number of shares as to which such person has:

         (i) Sole power to vote or direct the vote: -0-
        (ii) Shared power to vote or direct the vote: 4,042,219
       (iii) Sole power to dispose or direct the disposition: -0-
        (iv) Shared power to dispose or direct the disposition: 4,042,219

C.   LV Opportunities
     ----------------

     (a) Amount beneficially owned: 1,601,013 Shares, consisting of 237,378 Ordinary Shares held by LV Opportunities and 1,363,635 Ordinary Shares issuable upon conversion of the 1,363,635 Preferred Shares held by LV Opportunities.

     (b) Percent of class: 10.9%. This percentage is based upon a total of 14,693,846 Ordinary Shares, calculated as the sum of (i) the Reported Outstanding Shares, and (ii) the 1,363,635 Ordinary Shares issuable upon conversion of the Preferred Shares held by LV Opportunities.

     (c) Number of shares as to which such person has:

         (i) Sole power to vote or direct the vote: -0-
        (ii) Shared power to vote or direct the vote: 1,601,013
       (iii) Sole power to dispose or direct the disposition: -0-
        (iv) Shared power to dispose or direct the disposition: 1,601,013

D.   LV Funds
     --------

     (a) Amount beneficially owned: 1,500,091 Shares, consisting of 591,001 Ordinary Shares held by LV Funds and 909,090 Ordinary Shares issuable upon conversion of the 909,090 Preferred Shares held by LV Funds.

     (b) Percent of class: 10.5%. This percentage is based upon a total of 14,239,301 Ordinary Shares, calculated as the sum of (i) the Reported Outstanding Shares, and (ii) the 909,090 Ordinary Shares issuable upon conversion of the Preferred Shares held by LV Funds.

     (c) Number of shares as to which such person has:

         (i) Sole power to vote or direct the vote: -0-
        (ii) Shared power to vote or direct the vote: 1,500,091
       (iii) Sole power to dispose or direct the disposition: -0-
        (iv) Shared power to dispose or direct the disposition: 1,500,091

     To the knowledge of the Reporting Persons, no Shares of the Company are beneficially owned by any of the persons named in Schedule A.

     (c) The transactions in the Shares that may be deemed to be beneficially owned by a Reporting Person commencing 60 days prior to the event triggering the filing of this Schedule 13D are set forth on Schedule B attached hereto.

     (d) Not applicable.

     (e) Not applicable.

Item 6.   Contracts, Arrangements, Understandings or
          Relationships with Respect to Securities of the Issuer.

     Except as otherwise set forth herein, the Reporting Persons do not have any contract, arrangement, understanding or relationship with any person with respect to securities of the Company.

Item 7.   Material to be Filed as Exhibits.

     Attached hereto as Exhibit 99.1 is a Joint Filing Agreement by and among the Reporting Persons, dated as of December 30, 2005.

              [THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

                                   SIGNATURES

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  December 30, 2005



NEUBERGER BERMAN, L.L.C.


By: /s/ Kevin Handwerker
    ------------------------------
    Name: Kevin Handwerker
    Title: Chief Administrative Officer and General Counsel



NEUBERGER BERMAN, INC.


By: /s/ Kevin Handwerker
    ------------------------------
    Name: Kevin Handwerker
    Title: Chief Administrative Officer and General Counsel



NEUBERGER BERMAN, L.L.C, on behalf of, and as investment advisor to, (i) LibertyView Special Opportunities Fund, L.P., and (ii) LibertyView Funds, L.P.


By: /s/ Kevin Handwerker
    ------------------------------
    Name: Kevin Handwerker
    Title: Chief Administrative Officer and General Counsel


                 [SIGNATURE PAGE TO SCHEDULE 13D WITH RESPECT TO
                      TTI TEAM TELECOM INTERNATIONAL LTD.]

                                   SCHEDULE A
                                   ----------

  Name, Address and Principal Occupation of Each Director and Executive Officer
  -----------------------------------------------------------------------------
                            of the Reporting Persons
                            ------------------------

     The name and present occupation or employment of the executive officers and directors of the Reporting Persons, and of Lehman Brothers Holdings Inc. and its executive officers and directors, are set forth below. Except as noted, all individuals are citizens of the United States of America. Lehman Brothers Holdings Inc. is a Delaware corporation. The business address of the executive officers and directors of NB LLC, NB Inc., and Neuberger Berman Asset Management, L.L.C. is 605 Third Avenue, New York, New York 10158. The business address of Lehman Brothers Holdings Inc. is 745 Seventh Avenue, New York, New York 10019.


                            Neuberger Berman, L.L.C.

--------------------------------------- --------------------------------------------------------------------
                 Name                                   Title/Present Principal Occupation
--------------------------------------- --------------------------------------------------------------------
Jeffrey B. Lane                         Chairman, President and Chief Operating Officer
--------------------------------------- --------------------------------------------------------------------
Kevin Handwerker                        Chief Administrative Officer and General Counsel
--------------------------------------- --------------------------------------------------------------------
Jeffrey S. Maurer                       Executive Vice President
--------------------------------------- --------------------------------------------------------------------
Jack Rivkin                             Chief Information Officer and Executive Vice President
--------------------------------------- --------------------------------------------------------------------
Peter E. Sundman                        Executive Vice President
--------------------------------------- --------------------------------------------------------------------


                             Neuberger Berman, Inc.

--------------------------------------- --------------------------------------------------------------------
                 Name                                   Title/Present Principal Occupation
--------------------------------------- --------------------------------------------------------------------
Jeffrey B. Lane                         Chairman, President and Chief Operating Officer
--------------------------------------- --------------------------------------------------------------------
Kevin Handwerker                        Chief Administrative Officer and General Counsel
--------------------------------------- --------------------------------------------------------------------
Jeffrey S. Maurer                       Executive Vice President
--------------------------------------- --------------------------------------------------------------------
Peter E. Sundman                        Director, Executive Vice President
--------------------------------------- --------------------------------------------------------------------



                    Neuberger Berman Asset Management, L.L.C.


--------------------------------------- --------------------------------------------------------------------
                 Name                                   Title/Present Principal Occupation
--------------------------------------- --------------------------------------------------------------------
Neuberger Berman, Inc.                  Principal
--------------------------------------- --------------------------------------------------------------------
Peter E. Sundman                        President and Chief Executive Officer
--------------------------------------- --------------------------------------------------------------------
Robert P. Traversa                      Chief Administrative Officer and Executive Vice President
--------------------------------------- --------------------------------------------------------------------
Edward Grieb                            Managing Director
--------------------------------------- --------------------------------------------------------------------
Brad E. Cetron                          Chief Compliance Officer
--------------------------------------- --------------------------------------------------------------------



                          Lehman Brothers Holdings Inc. - Board of Directors

--------------------------------------- --------------------------------------------------------------------
                 Name                                   Title/Present Principal Occupation
--------------------------------------- --------------------------------------------------------------------
Michael L. Ainslie                      Private Investor and former President and Chief Executive
                                        Officer of Sotheby's Holdings
--------------------------------------- --------------------------------------------------------------------
John F. Akers                           Retired Chairman of International Business Machines Corporation
--------------------------------------- --------------------------------------------------------------------
Roger S. Berlind                        Theatrical Producer
--------------------------------------- --------------------------------------------------------------------
Thomas A. Cruikshank                    Retired Chariman and Chief Executive Officer of Haliburton
                                        Company
--------------------------------------- --------------------------------------------------------------------
Marsha Johnson Evans                    President and Chief Executive Officer of American Red Cross
--------------------------------------- --------------------------------------------------------------------
Richard S. Fuld, Jr.                    Chairman and Chief Executive Officer
--------------------------------------- --------------------------------------------------------------------
Sir Christopher Gent (United Kingdom    Non-executive Chairman of GlaxoSmithKline plc.
citizen)
--------------------------------------- --------------------------------------------------------------------
Henry Kaufman                           President of Henry Kaufman & Company, Inc.
--------------------------------------- --------------------------------------------------------------------
John D. Macomber                        President of JDM Investment Group
--------------------------------------- --------------------------------------------------------------------
Dina Merrill                            Vice Chairman of RKO Pictures, Inc. and Actress
--------------------------------------- --------------------------------------------------------------------
Roland A. Hernandez                     Retired Chairman and Chief Executive Officer of Telemundo, Inc.
--------------------------------------- --------------------------------------------------------------------

               Lehman Brothers Holdings Inc. - Executive Officers


--------------------------------------- --------------------------------------------------------------------
                 Name                                   Title/Present Principal Occupation
--------------------------------------- --------------------------------------------------------------------
Lehman Brothers Holdings Inc.           Investment Bank
--------------------------------------- --------------------------------------------------------------------
Richard S. Fuld, Jr.                    Chairman and Chief Executive Officer
--------------------------------------- --------------------------------------------------------------------
Johathan E. Beyman                      Chief of Operations and Technology
--------------------------------------- --------------------------------------------------------------------
David Goldfarb                          Chief Administrative Officer
--------------------------------------- --------------------------------------------------------------------
Joseph M. Gregory                       President and Chief Operating Officer
--------------------------------------- --------------------------------------------------------------------
Christopher O'Meara                     Chief Financial Officer and Controller
--------------------------------------- --------------------------------------------------------------------
Thomas A. Russo                         Vice Chairman and Chief Legal Officer
--------------------------------------- --------------------------------------------------------------------

                                   SCHEDULE B

 Transactions by the Funds (other than LV Opportunities and LV Funds) commencing sixty days prior to the triggering event

---------------- ------------ --------------------------- ---------------------------- ---------------------
     Date         Security     Amount of Shares Bought       Amount of Shares Sold       Price per Share
---------------- ------------ --------------------------- ---------------------------- ---------------------
      12/1/2004  Preferred             227,270                                                2.2000
---------------- ------------ --------------------------- ---------------------------- ---------------------
     12/13/2004  Ordinary                                            1,482                    2.3300
---------------- ------------ --------------------------- ---------------------------- ---------------------
     12/15/2004  Ordinary                                             182                     2.3200
---------------- ------------ --------------------------- ---------------------------- ---------------------
     12/16/2004  Ordinary                                             100                     2.3809
---------------- ------------ --------------------------- ---------------------------- ---------------------
       1/3/2005  Ordinary                                             900                     2.4704
---------------- ------------ --------------------------- ---------------------------- ---------------------
       1/5/2005  Ordinary                                             550                     2.3200
---------------- ------------ --------------------------- ---------------------------- ---------------------
      1/12/2005  Ordinary                                             265                     2.2015
---------------- ------------ --------------------------- ---------------------------- ---------------------
      1/13/2005  Ordinary                                             146                     2.2352
---------------- ------------ --------------------------- ---------------------------- ---------------------
       2/1/2005  Ordinary                                             104                     2.1500
---------------- ------------ --------------------------- ---------------------------- ---------------------
       2/2/2005  Ordinary                                             675                     2.1500
---------------- ------------ --------------------------- ---------------------------- ---------------------
      2/10/2005  Ordinary                                             700                     2.0866
---------------- ------------ --------------------------- ---------------------------- ---------------------
      2/11/2005  Ordinary                                             16                      2.0800
---------------- ------------ --------------------------- ---------------------------- ---------------------
      2/14/2005  Ordinary                                              8                      2.0300
---------------- ------------ --------------------------- ---------------------------- ---------------------
      2/15/2005  Ordinary                                             200                     2.0397
---------------- ------------ --------------------------- ---------------------------- ---------------------
      2/15/2005  Ordinary                182                                                  2.0397
----------------- ------------ --------------------------- ---------------------------- --------------------
      2/28/2005  Ordinary                 39                                                  2.1100
----------------- ------------ --------------------------- ---------------------------- --------------------
       3/3/2005  Ordinary                                             63                      2.4200
---------------- ------------ --------------------------- ---------------------------- ---------------------
       3/4/2005  Ordinary                                             258                     2.4500
---------------- ------------ --------------------------- ---------------------------- ---------------------
       3/7/2005  Ordinary                                             100                     2.3600
---------------- ------------ --------------------------- ---------------------------- ---------------------
      3/30/2005  Ordinary               28,800                                                1.9961
---------------- ------------ --------------------------- ---------------------------- ---------------------
      3/31/2005  Ordinary               30,600                                                1.9802
---------------- ------------ --------------------------- ---------------------------- ---------------------
       4/1/2005  Ordinary              276,020                                                2.0000
---------------- ------------ --------------------------- ---------------------------- ---------------------
       4/1/2005  Ordinary                                             476                     2.0263
---------------- ------------ --------------------------- ---------------------------- ---------------------
       4/4/2005  Ordinary               37,660                                                2.0000
---------------- ------------ --------------------------- ---------------------------- ---------------------
       4/5/2005  Ordinary               7,191                                                 1.9743
---------------- ------------ --------------------------- ---------------------------- ---------------------
       4/6/2005  Ordinary               1,380                                                 1.9973
---------------- ------------ --------------------------- ---------------------------- ---------------------
       4/6/2005  Ordinary                                             20                      2.0300
---------------- ------------ --------------------------- ---------------------------- ---------------------
       4/7/2005  Ordinary                                            1,919                    2.1060
---------------- ------------ --------------------------- ---------------------------- ---------------------
       4/8/2005  Ordinary                100                                                  2.0320
---------------- ------------ --------------------------- ---------------------------- ---------------------
      4/11/2005  Ordinary                                             800                     2.1400
---------------- ------------ --------------------------- ---------------------------- ---------------------
      4/12/2005  Ordinary                                             280                     2.1214
---------------- ------------ --------------------------- ---------------------------- ---------------------
      4/13/2005  Ordinary                                             160                     2.1325
---------------- ------------ --------------------------- ---------------------------- ---------------------
      4/15/2005  Ordinary                                             20                      2.1300
---------------- ------------ --------------------------- ---------------------------- ---------------------
      4/15/2005  Ordinary                200                                                  2.0670
---------------- ------------ --------------------------- ---------------------------- ---------------------
      4/18/2005  Ordinary                680                                                  2.0461
---------------- ------------ --------------------------- ---------------------------- ---------------------
      4/19/2005  Ordinary                780                                                  2.0333
---------------- ------------ --------------------------- ---------------------------- ---------------------
      4/20/2005  Ordinary               10,400                                                2.0608
---------------- ------------ --------------------------- ---------------------------- ---------------------
      4/21/2005  Ordinary               2,040                                                 2.1400
---------------- ------------ --------------------------- ---------------------------- ---------------------
      4/22/2005  Ordinary                372                                                  2.1146
---------------- ------------ --------------------------- ---------------------------- ---------------------
      4/26/2005  Ordinary               1,380                                                 2.1219
---------------- ------------ --------------------------- ---------------------------- ---------------------
      4/27/2005  Ordinary               2,144                                                 2.1213
---------------- ------------ --------------------------- ---------------------------- ---------------------


      4/27/2005  Ordinary                                             20                      2.2000
---------------- ------------ --------------------------- ---------------------------- ---------------------
      4/28/2005  Ordinary               3,156                                                 2.1592
---------------- ------------ --------------------------- ---------------------------- ---------------------
      4/29/2005  Ordinary               2,578                                                 2.1923
---------------- ------------ --------------------------- ---------------------------- ---------------------
       5/2/2005  Ordinary               14,436                                                2.2008
---------------- ------------ --------------------------- ---------------------------- ---------------------
       5/3/2005  Ordinary                977                                                  2.1603
---------------- ------------ --------------------------- ---------------------------- ---------------------
       5/4/2005  Ordinary               1,091                                                 2.1973
---------------- ------------ --------------------------- ---------------------------- ---------------------
       5/5/2005  Ordinary                200                                                  2.1620
---------------- ------------ --------------------------- ---------------------------- ---------------------
       5/6/2005  Ordinary                184                                                  2.1854
---------------- ------------ --------------------------- ---------------------------- ---------------------
       5/9/2005  Ordinary                200                                                  2.1800
---------------- ------------ --------------------------- ---------------------------- ---------------------
      5/11/2005  Ordinary               2,520                                                 2.1469
---------------- ------------ --------------------------- ---------------------------- ---------------------
      5/13/2005  Ordinary               4,515                                                 2.1843
---------------- ------------ --------------------------- ---------------------------- ---------------------
      5/16/2005  Ordinary               1,733                                                 2.1860
---------------- ------------ --------------------------- ---------------------------- ---------------------
      5/17/2005  Ordinary               1,825                                                 2.1832
---------------- ------------ --------------------------- ---------------------------- ---------------------
      5/18/2005  Ordinary               1,378                                                 2.1971
---------------- ------------ --------------------------- ---------------------------- ---------------------
      5/19/2005  Ordinary               1,121                                                 2.1953
---------------- ------------ --------------------------- ---------------------------- ---------------------
      5/20/2005  Ordinary               1,044                                                 2.2100
---------------- ------------ --------------------------- ---------------------------- ---------------------
      5/23/2005  Ordinary               4,335                                                 2.1813
---------------- ------------ --------------------------- ---------------------------- ---------------------
      5/24/2005  Ordinary                 75                                                  2.1733
---------------- ------------ --------------------------- ---------------------------- ---------------------
      5/25/2005  Ordinary               3,305                                                 2.2155
---------------- ------------ --------------------------- ---------------------------- ---------------------
      5/26/2005  Ordinary               1,250                                                 2.2200
---------------- ------------ --------------------------- ---------------------------- ---------------------
      5/27/2005  Ordinary                750                                                  2.2233
---------------- ------------ --------------------------- ---------------------------- ---------------------
      5/31/2005  Ordinary               4,365                                                 2.2500
---------------- ------------ --------------------------- ---------------------------- ---------------------
      5/31/2005  Ordinary                                             125                     2.3440
---------------- ------------ --------------------------- ---------------------------- ---------------------
       6/1/2005  Ordinary                                            1,200                    2.3600
---------------- ------------ --------------------------- ---------------------------- ---------------------
       6/2/2005  Ordinary                100                                                  2.3000
---------------- ------------ --------------------------- ---------------------------- ---------------------
       6/2/2005  Ordinary                                             150                     2.3800
---------------- ------------ --------------------------- ---------------------------- ---------------------
       6/3/2005  Ordinary                 50                                                  2.2500
---------------- ------------ --------------------------- ---------------------------- ---------------------
       6/6/2005  Ordinary                725                                                  2.2375
---------------- ------------ --------------------------- ---------------------------- ---------------------
       6/7/2005  Ordinary               1,275                                                 2.1747
---------------- ------------ --------------------------- ---------------------------- ---------------------
       6/8/2005  Ordinary                                             150                     2.3000
---------------- ------------ --------------------------- ---------------------------- ---------------------
      6/10/2005  Ordinary               1,250                                                 2.2500
---------------- ------------ --------------------------- ---------------------------- ---------------------
      6/13/2005  Ordinary               1,560                                                 2.2500
---------------- ------------ --------------------------- ---------------------------- ---------------------
      6/14/2005  Ordinary                650                                                  2.2500
---------------- ------------ --------------------------- ---------------------------- ---------------------
      6/15/2005  Ordinary                500                                                  2.2500
---------------- ------------ --------------------------- ---------------------------- ---------------------
      6/16/2005  Ordinary                 50                                                  2.2400
---------------- ------------ --------------------------- ---------------------------- ---------------------
      6/17/2005  Ordinary                156                                                  2.2400
---------------- ------------ --------------------------- ---------------------------- ---------------------
      6/20/2005  Ordinary               4,444                                                 2.2302
---------------- ------------ --------------------------- ---------------------------- ---------------------
      6/21/2005  Ordinary               1,985                                                 2.2400
---------------- ------------ --------------------------- ---------------------------- ---------------------
      6/23/2005  Ordinary                463                                                  2.2400
---------------- ------------ --------------------------- ---------------------------- ---------------------
      6/27/2005  Ordinary                467                                                  2.2400
---------------- ------------ --------------------------- ---------------------------- ---------------------
      6/27/2005  Ordinary                                             50                      2.3000
---------------- ------------ --------------------------- ---------------------------- ---------------------
      6/30/2005  Ordinary              105,000                                                2.3000
---------------- ------------ --------------------------- ---------------------------- ---------------------
      6/30/2005  Ordinary                                             100                     2.3500
---------------- ------------ --------------------------- ---------------------------- ---------------------
       7/5/2005  Ordinary                                            4,409                    2.4079
---------------- ------------ --------------------------- ---------------------------- ---------------------
       7/6/2005  Ordinary                                            1,080                    2.4125
---------------- ------------ --------------------------- ---------------------------- ---------------------
       7/8/2005  Ordinary                                           12,150                    2.4512
---------------- ------------ --------------------------- ---------------------------- ---------------------
      7/11/2005  Ordinary                                            8,200                    2.8206
---------------- ------------ --------------------------- ---------------------------- ---------------------
      7/12/2005  Ordinary                                            4,115                    2.9615
---------------- ------------ --------------------------- ---------------------------- ---------------------

                                      B-2

      7/18/2005  Ordinary                250                                                  2.7000
---------------- ------------ --------------------------- ---------------------------- ---------------------
      7/20/2005  Ordinary                560                                                  2.6600
---------------- ------------ --------------------------- ---------------------------- ---------------------
      7/20/2005  Ordinary                                             560                     2.7500
---------------- ------------ --------------------------- ---------------------------- ---------------------
      7/25/2005  Ordinary                                            1,155                    2.8300
---------------- ------------ --------------------------- ---------------------------- ---------------------
      7/26/2005  Ordinary                                            6,600                    2.9308
---------------- ------------ --------------------------- ---------------------------- ---------------------
      7/29/2005  Ordinary                                           19,488                    3.2609
---------------- ------------ --------------------------- ---------------------------- ---------------------
       8/1/2005  Ordinary                                            3,645                    3.3000
---------------- ------------ --------------------------- ---------------------------- ---------------------
       8/2/2005  Ordinary                                            1,372                    3.3000
---------------- ------------ --------------------------- ---------------------------- ---------------------
       8/3/2005  Ordinary               1,100                                                 3.1200
---------------- ------------ --------------------------- ---------------------------- ---------------------
       8/4/2005  Ordinary               1,210                                                 3.0423
---------------- ------------ --------------------------- ---------------------------- ---------------------
      8/16/2005  Ordinary                                            1,650                    3.2037
---------------- ------------ --------------------------- ---------------------------- ---------------------
      8/17/2005  Ordinary                                            1,045                    3.2474
---------------- ------------ --------------------------- ---------------------------- ---------------------
      8/23/2005  Ordinary               1,275                                                 3.0611
---------------- ------------ --------------------------- ---------------------------- ---------------------
      8/24/2005  Ordinary                200                                                  3.0000
---------------- ------------ --------------------------- ---------------------------- ---------------------
      8/25/2005  Ordinary               88,680                                                3.0500
---------------- ------------ --------------------------- ---------------------------- ---------------------
      8/26/2005  Ordinary               1,700                                                 2.9900
---------------- ------------ --------------------------- ---------------------------- ---------------------
      8/29/2005  Ordinary               1,064                                                 2.9573
---------------- ------------ --------------------------- ---------------------------- ---------------------
      8/30/2005  Ordinary                160                                                  2.9887
---------------- ------------ --------------------------- ---------------------------- ---------------------
      8/31/2005  Ordinary               8,265                                                 3.0009
---------------- ------------ --------------------------- ---------------------------- ---------------------
       9/1/2005  Ordinary               8,750                                                 2.9109
---------------- ------------ --------------------------- ---------------------------- ---------------------
       9/2/2005  Ordinary                400                                                  2.8100
---------------- ------------ --------------------------- ---------------------------- ---------------------
       9/7/2005  Ordinary                259                                                  2.7577
---------------- ------------ --------------------------- ---------------------------- ---------------------
       9/9/2005  Ordinary                290                                                  2.7500
---------------- ------------ --------------------------- ---------------------------- ---------------------
      9/14/2005  Ordinary                250                                                  2.8400
---------------- ------------ --------------------------- ---------------------------- ---------------------
      9/14/2005  Ordinary                                             125                     2.8000
---------------- ------------ --------------------------- ---------------------------- ---------------------
      9/16/2005  Ordinary                125                                                  2.8000
---------------- ------------ --------------------------- ---------------------------- ---------------------
      9/22/2005  Ordinary               1,477                                                 2.8757
---------------- ------------ --------------------------- ---------------------------- ---------------------
      9/23/2005  Ordinary                236                                                  2.8600
---------------- ------------ --------------------------- ---------------------------- ---------------------
      9/26/2005  Ordinary               3,423                                                 2.8144
---------------- ------------ --------------------------- ---------------------------- ---------------------
      9/28/2005  Ordinary               1,254                                                 2.7959
---------------- ------------ --------------------------- ---------------------------- ---------------------
      9/29/2005  Ordinary               1,478                                                 2.8037
---------------- ------------ --------------------------- ---------------------------- ---------------------
      9/30/2005  Ordinary               3,485                                                 2.9078
---------------- ------------ --------------------------- ---------------------------- ---------------------
      10/3/2005  Ordinary                158                                                  2.8500
---------------- ------------ --------------------------- ---------------------------- ---------------------
      10/4/2005  Ordinary                824                                                  2.8500
---------------- ------------ --------------------------- ---------------------------- ---------------------
      10/5/2005  Ordinary                850                                                  2.8000
---------------- ------------ --------------------------- ---------------------------- ---------------------
      10/6/2005  Ordinary                 85                                                  2.7500
---------------- ------------ --------------------------- ---------------------------- ---------------------
      10/7/2005  Ordinary                 34                                                  2.8000
---------------- ------------ --------------------------- ---------------------------- ---------------------
     10/10/2005  Ordinary               1,666                                                 2.8000
---------------- ------------ --------------------------- ---------------------------- ---------------------
     10/11/2005  Ordinary               1,037                                                 2.8016
---------------- ------------ --------------------------- ---------------------------- ---------------------
     10/12/2005  Ordinary                867                                                  2.8490
---------------- ------------ --------------------------- ---------------------------- ---------------------
     10/13/2005  Ordinary                595                                                  2.8000
---------------- ------------ --------------------------- ---------------------------- ---------------------
     10/14/2005  Ordinary               3,833                                                 2.8492
---------------- ------------ --------------------------- ---------------------------- ---------------------
     10/17/2005  Ordinary               3,404                                                 2.9000
---------------- ------------ --------------------------- ---------------------------- ---------------------
     10/18/2005  Ordinary               7,132                                                 2.8886
---------------- ------------ --------------------------- ---------------------------- ---------------------
     10/19/2005  Ordinary                680                                                  2.9253
---------------- ------------ --------------------------- ---------------------------- ---------------------
     10/20/2005  Ordinary               1,190                                                 2.9194
---------------- ------------ --------------------------- ---------------------------- ---------------------
     10/21/2005  Ordinary               4,179                                                 2.9288
---------------- ------------ --------------------------- ---------------------------- ---------------------
     10/24/2005  Ordinary               1,457                                                 2.9400
---------------- ------------ --------------------------- ---------------------------- ---------------------

                                      B-3

     10/25/2005  Ordinary                102                                                  2.9400
---------------- ------------ --------------------------- ---------------------------- ---------------------
     10/26/2005  Ordinary                482                                                  2.9400
---------------- ------------ --------------------------- ---------------------------- ---------------------
     10/27/2005  Ordinary               9,498                                                 2.9194
---------------- ------------ --------------------------- ---------------------------- ---------------------
     10/28/2005  Ordinary               2,091                                                 2.9500
---------------- ------------ --------------------------- ---------------------------- ---------------------
     10/31/2005  Ordinary               3,859                                                 2.9766
---------------- ------------ --------------------------- ---------------------------- ---------------------
      11/1/2005  Ordinary                459                                                  2.9700
---------------- ------------ --------------------------- ---------------------------- ---------------------
      11/2/2005  Ordinary                513                                                  2.9950
---------------- ------------ --------------------------- ---------------------------- ---------------------
      11/2/2005  Ordinary                                             510                     3.0600
---------------- ------------ --------------------------- ---------------------------- ---------------------
      11/3/2005  Ordinary                247                                                  3.0000
---------------- ------------ --------------------------- ---------------------------- ---------------------
      11/3/2005  Ordinary                                             272                     3.1075
---------------- ------------ --------------------------- ---------------------------- ---------------------
      11/4/2005  Ordinary                                             260                     3.1000
---------------- ------------ --------------------------- ---------------------------- ---------------------
      11/7/2005  Ordinary                                             170                     3.1000
----------------- ------------ --------------------------- ---------------------------- ---------------------
      11/7/2005  Ordinary               1,201                                                 3.0210
---------------- ------------ --------------------------- ---------------------------- ---------------------
      11/8/2005  Ordinary               2,975                                                 3.0200
---------------- ------------ --------------------------- ---------------------------- ---------------------
      11/9/2005  Ordinary                629                                                  3.0242
---------------- ------------ --------------------------- ---------------------------- ---------------------
     11/10/2005  Ordinary               9,475                                                 3.0192
---------------- ------------ --------------------------- ---------------------------- ---------------------
     11/11/2005  Ordinary               3,136                                                 3.0451
---------------- ------------ --------------------------- ---------------------------- ---------------------
     11/14/2005  Ordinary                                             153                     3.2000
---------------- ------------ --------------------------- ---------------------------- ---------------------
     11/14/2005  Ordinary               5,100                                                 3.0200
---------------- ------------ --------------------------- ---------------------------- ---------------------
     11/15/2005  Ordinary                                            4,080                    3.2096
---------------- ------------ --------------------------- ---------------------------- ---------------------
     11/15/2005  Ordinary               17,600                                                3.0533
---------------- ------------ --------------------------- ---------------------------- ---------------------
     11/16/2005  Ordinary               2,200                                                 3.2150
---------------- ------------ --------------------------- ---------------------------- ---------------------
     11/16/2005  Ordinary                                            8,881                    3.4158
---------------- ------------ --------------------------- ---------------------------- ---------------------
     11/17/2005  Ordinary                306                                                  3.1755
---------------- ------------ --------------------------- ---------------------------- ---------------------
     11/17/2005  Ordinary                                             187                     3.2745
---------------- ------------ --------------------------- ---------------------------- ---------------------
     11/28/2005  Ordinary               6,215                                                 3.1519
---------------- ------------ --------------------------- ---------------------------- ---------------------
     11/29/2005  Ordinary                872                                                  3.1389
---------------- ------------ --------------------------- ---------------------------- ---------------------
     11/30/2005  Ordinary               20,350                                                3.1447
---------------- ------------ --------------------------- ---------------------------- ---------------------
     11/30/2005  Ordinary                                             275                     3.2200
---------------- ------------ --------------------------- ---------------------------- ---------------------
      12/1/2005  Ordinary               3,877                                                 3.1500
---------------- ------------ --------------------------- ---------------------------- ---------------------
      12/2/2005  Ordinary                                            5,953                    3.2561
---------------- ------------ --------------------------- ---------------------------- ---------------------
      12/5/2005  Ordinary                                            4,097                    3.3100
---------------- ------------ --------------------------- ---------------------------- ---------------------
      12/6/2005  Ordinary                                            1,054                    3.3765
---------------- ------------ --------------------------- ---------------------------- ---------------------
      12/7/2005  Ordinary                                            1,019                    3.3736
---------------- ------------ --------------------------- ---------------------------- ---------------------
      12/9/2005  Ordinary                                             550                     3.2580
---------------- ------------ --------------------------- ---------------------------- ---------------------
     12/12/2005  Ordinary                                            2,475                    3.3407
---------------- ------------ --------------------------- ---------------------------- ---------------------
     12/14/2005  Ordinary                                            1,650                    3.3000
---------------- ------------ --------------------------- ---------------------------- ---------------------


               Transactions by LV Opportunities commencing sixty days prior to
               ---------------------------------------------------------------
                              the triggering event
                              --------------------

---------------- ------------ ---------------------------- ---------------------------- ------------------
  Trade Date      Security      Amount of Shares Bought       Amount of Shares Sold      Price per Share
---------------- ------------ ---------------------------- ---------------------------- ------------------
---------------- ------------ ---------------------------- ---------------------------- ------------------
  11/29/2004      Preferred   1,363,635                                                 2.2000
---------------- ------------ ---------------------------- ---------------------------- ------------------
   12/1/2004      Ordinary                                 180                          2.2900
---------------- ------------ ---------------------------- ---------------------------- ------------------
   12/2/2004      Ordinary                                 3,300                        2.2149
---------------- ------------ ---------------------------- ---------------------------- ------------------
   12/3/2004      Ordinary                                 3,600                        2.2300
---------------- ------------ ---------------------------- ---------------------------- ------------------
   12/8/2004      Ordinary                                 900                          2.3100
---------------- ------------ ---------------------------- ---------------------------- ------------------
  12/13/2004      Ordinary                                 912                          2.3300
---------------- ------------ ---------------------------- ---------------------------- ------------------
  12/15/2004      Ordinary                                 1,091                        2.3200
---------------- ------------ ---------------------------- ---------------------------- ------------------
  12/16/2004      Ordinary                                 600                          2.3809
---------------- ------------ ---------------------------- ---------------------------- ------------------
   1/3/2005       Ordinary                                 5,500                        2.4704
---------------- ------------ ---------------------------- ---------------------------- ------------------
   1/5/2005       Ordinary                                 90                           2.3200
---------------- ------------ ---------------------------- ---------------------------- ------------------
   1/12/2005      Ordinary                                 2,007                        2.2015
---------------- ------------ ---------------------------- ---------------------------- ------------------
   1/13/2005      Ordinary                                 1,112                        2.2352
---------------- ------------ ---------------------------- ---------------------------- ------------------
   1/20/2005      Ordinary                                 700                          2.2000
---------------- ------------ ---------------------------- ---------------------------- ------------------
   2/1/2005       Ordinary                                 741                          2.1500
---------------- ------------ ---------------------------- ---------------------------- ------------------
   2/2/2005       Ordinary                                 4,827                        2.1500
---------------- ------------ ---------------------------- ---------------------------- ------------------
   2/10/2005      Ordinary                                 5,011                        2.0866
---------------- ------------ ---------------------------- ---------------------------- ------------------
   2/11/2005      Ordinary                                 111                          2.0800
---------------- ------------ ---------------------------- ---------------------------- ------------------
   2/14/2005      Ordinary                                 55                           2.0300
---------------- ------------ ---------------------------- ---------------------------- ------------------
   2/15/2005      Ordinary    1,301                                                     2.0397
---------------- ------------ ---------------------------- ---------------------------- ------------------
   2/15/2005      Ordinary                                 1,429                        2.0397
---------------- ------------ ---------------------------- ---------------------------- ------------------
   2/28/2005      Ordinary    279                                                       2.1100
---------------- ------------ ---------------------------- ---------------------------- ------------------
   3/3/2005       Ordinary                                 633                          2.4200
---------------- ------------ ---------------------------- ---------------------------- ------------------
   3/4/2005       Ordinary                                 8,273                        2.4500
---------------- ------------ ---------------------------- ---------------------------- ------------------
   3/7/2005       Ordinary                                 1,894                        2.4900
---------------- ------------ ---------------------------- ---------------------------- ------------------
   3/9/2005       Ordinary                                 60                           2.3600
---------------- ------------ ---------------------------- ---------------------------- ------------------
   3/21/2005      Ordinary                                 123                          2.2500
---------------- ------------ ---------------------------- ---------------------------- ------------------
   3/23/2005      Ordinary                                 612                          2.2205
---------------- ------------ ---------------------------- ---------------------------- ------------------
   3/30/2005      Ordinary                                 6,531                        1.9961
---------------- ------------ ---------------------------- ---------------------------- ------------------
   4/1/2005       Ordinary    1,200                                                     1.9798
---------------- ------------ ---------------------------- ---------------------------- ------------------
   4/1/2005       Ordinary                                 160                          2.0263
---------------- ------------ ---------------------------- ---------------------------- ------------------
   4/4/2005       Ordinary    21                                                        1.9700
---------------- ------------ ---------------------------- ---------------------------- ------------------
   4/6/2005       Ordinary                                 80                           2.0300
---------------- ------------ ---------------------------- ---------------------------- ------------------
   4/7/2005       Ordinary                                 981                          2.0942
---------------- ------------ ---------------------------- ---------------------------- ------------------
   4/15/2005      Ordinary    200                                                       2.0670
---------------- ------------ ---------------------------- ---------------------------- ------------------
   4/15/2005      Ordinary                                 20                           2.1300
---------------- ------------ ---------------------------- ---------------------------- ------------------
   4/18/2005      Ordinary    680                                                       2.0461
---------------- ------------ ---------------------------- ---------------------------- ------------------
   4/19/2005      Ordinary    780                                                       2.0333
---------------- ------------ ---------------------------- ---------------------------- ------------------
   4/21/2005      Ordinary    510                                                       2.1400
---------------- ------------ ---------------------------- ---------------------------- ------------------
   4/22/2005      Ordinary    160                                                       2.1146
---------------- ------------ ---------------------------- ---------------------------- ------------------
   4/25/2005      Ordinary    1,080                                                     2.1394
---------------- ------------ ---------------------------- ---------------------------- ------------------
   4/26/2005      Ordinary    1,380                                                     2.1219
---------------- ------------ ---------------------------- ---------------------------- ------------------
   4/27/2005      Ordinary    2,144                                                     2.1213
---------------- ------------ ---------------------------- ---------------------------- ------------------
   4/27/2005      Ordinary                                 20                           2.2000
---------------- ------------ ---------------------------- ---------------------------- ------------------
   4/28/2005      Ordinary    3,256                                                     2.1592
---------------- ------------ ---------------------------- ---------------------------- ------------------

                                      B-5

   4/29/2005      Ordinary    2,577                                                     2.1923
---------------- ------------ ---------------------------- ---------------------------- ------------------
   5/2/2005       Ordinary    395                                                       2.2008
---------------- ------------ ---------------------------- ---------------------------- ------------------
   5/3/2005       Ordinary    979                                                       2.1603
---------------- ------------ ---------------------------- ---------------------------- ------------------
   5/4/2005       Ordinary    1,092                                                     2.1973
---------------- ------------ ---------------------------- ---------------------------- ------------------
   5/5/2005       Ordinary    200                                                       2.1620
---------------- ------------ ---------------------------- ---------------------------- ------------------
   5/6/2005       Ordinary    184                                                       2.1854
---------------- ------------ ---------------------------- ---------------------------- ------------------
   5/9/2005       Ordinary    200                                                       2.1800
---------------- ------------ ---------------------------- ---------------------------- ------------------
   5/11/2005      Ordinary    2,520                                                     2.1469
---------------- ------------ ---------------------------- ---------------------------- ------------------
   5/13/2005      Ordinary    195                                                       2.1843
---------------- ------------ ---------------------------- ---------------------------- ------------------
   5/16/2005      Ordinary    1,736                                                     2.1860
---------------- ------------ ---------------------------- ---------------------------- ------------------
   5/17/2005      Ordinary    1,460                                                     2.1832
---------------- ------------ ---------------------------- ---------------------------- ------------------
   5/18/2005      Ordinary    1,104                                                     2.1971
---------------- ------------ ---------------------------- ---------------------------- ------------------
   5/19/2005      Ordinary    896                                                       2.1953
---------------- ------------ ---------------------------- ---------------------------- ------------------
   5/20/2005      Ordinary    835                                                       2.2100
---------------- ------------ ---------------------------- ---------------------------- ------------------
   5/23/2005      Ordinary    258                                                       2.1813
---------------- ------------ ---------------------------- ---------------------------- ------------------
   5/24/2005      Ordinary    60                                                        2.1733
---------------- ------------ ---------------------------- ---------------------------- ------------------
   5/25/2005      Ordinary    2,644                                                     2.2155
---------------- ------------ ---------------------------- ---------------------------- ------------------
   5/26/2005      Ordinary    1,000                                                     2.2200
---------------- ------------ ---------------------------- ---------------------------- ------------------
   5/27/2005      Ordinary    598                                                       2.2233
---------------- ------------ ---------------------------- ---------------------------- ------------------
   5/31/2005      Ordinary    3,493                                                     2.2500
---------------- ------------ ---------------------------- ---------------------------- ------------------
   5/31/2005      Ordinary                                 100                          2.3440
---------------- ------------ ---------------------------- ---------------------------- ------------------
   6/1/2005       Ordinary                                 960                          2.3600
---------------- ------------ ---------------------------- ---------------------------- ------------------
   6/2/2005       Ordinary    80                                                        2.3000
---------------- ------------ ---------------------------- ---------------------------- ------------------
   6/2/2005       Ordinary                                 120                          2.3800
---------------- ------------ ---------------------------- ---------------------------- ------------------
   6/3/2005       Ordinary    40                                                        2.2500
---------------- ------------ ---------------------------- ---------------------------- ------------------
   6/6/2005       Ordinary    580                                                       2.2375
---------------- ------------ ---------------------------- ---------------------------- ------------------
   6/7/2005       Ordinary    1,020                                                     2.1747
---------------- ------------ ---------------------------- ---------------------------- ------------------
   6/8/2005       Ordinary                                 120                          2.3000
---------------- ------------ ---------------------------- ---------------------------- ------------------
   6/10/2005      Ordinary    1,000                                                     2.2500
---------------- ------------ ---------------------------- ---------------------------- ------------------
   6/13/2005      Ordinary    120                                                       2.2500
---------------- ------------ ---------------------------- ---------------------------- ------------------
   6/14/2005      Ordinary    520                                                       2.2500
---------------- ------------ ---------------------------- ---------------------------- ------------------
   6/15/2005      Ordinary    400                                                       2.2500
---------------- ------------ ---------------------------- ---------------------------- ------------------
   6/16/2005      Ordinary    40                                                        2.2400
---------------- ------------ ---------------------------- ---------------------------- ------------------
   6/17/2005      Ordinary    125                                                       2.2400
---------------- ------------ ---------------------------- ---------------------------- ------------------
   6/20/2005      Ordinary    3,555                                                     2.2302
---------------- ------------ ---------------------------- ---------------------------- ------------------
   6/21/2005      Ordinary    1,588                                                     2.2400
---------------- ------------ ---------------------------- ---------------------------- ------------------
   6/23/2005      Ordinary    370                                                       2.2400
---------------- ------------ ---------------------------- ---------------------------- ------------------
   6/27/2005      Ordinary    374                                                       2.2400
---------------- ------------ ---------------------------- ---------------------------- ------------------
   6/27/2005      Ordinary                                 40                           2.3000
---------------- ------------ ---------------------------- ---------------------------- ------------------
   6/30/2005      Ordinary                                 80                           2.3500
---------------- ------------ ---------------------------- ---------------------------- ------------------
   6/30/2005      Ordinary    45,000                                                    2.3000
---------------- ------------ ---------------------------- ---------------------------- ------------------
   7/5/2005       Ordinary                                 642                          2.4079
---------------- ------------ ---------------------------- ---------------------------- ------------------
   7/6/2005       Ordinary                                 180                          2.4125
---------------- ------------ ---------------------------- ---------------------------- ------------------
   7/8/2005       Ordinary                                 2,025                        2.4512
---------------- ------------ ---------------------------- ---------------------------- ------------------
   7/11/2005      Ordinary                                 1,200                        2.8206
---------------- ------------ ---------------------------- ---------------------------- ------------------
   7/12/2005      Ordinary                                 600                          2.9615
---------------- ------------ ---------------------------- ---------------------------- ------------------
   7/18/2005      Ordinary    200                                                       2.7000
---------------- ------------ ---------------------------- ---------------------------- ------------------
   7/20/2005      Ordinary    90                                                        2.6600
---------------- ------------ ---------------------------- ---------------------------- ------------------

                                      B-6

   7/20/2005      Ordinary                                 90                           2.7500
---------------- ------------ ---------------------------- ---------------------------- ------------------
   7/25/2005      Ordinary                                 179                          2.8300
---------------- ------------ ---------------------------- ---------------------------- ------------------
   7/26/2005      Ordinary                                 960                          2.9308
---------------- ------------ ---------------------------- ---------------------------- ------------------
   7/29/2005      Ordinary                                 3,132                        3.2609
---------------- ------------ ---------------------------- ---------------------------- ------------------
   8/1/2005       Ordinary                                 608                          3.3000
---------------- ------------ ---------------------------- ---------------------------- ------------------
   8/2/2005       Ordinary                                 199                          3.3000
---------------- ------------ ---------------------------- ---------------------------- ------------------
   8/3/2005       Ordinary    160                                                       3.1200
---------------- ------------ ---------------------------- ---------------------------- ------------------
   8/4/2005       Ordinary    176                                                       3.0423
---------------- ------------ ---------------------------- ---------------------------- ------------------
   8/16/2005      Ordinary                                 240                          3.2037
---------------- ------------ ---------------------------- ---------------------------- ------------------
   8/17/2005      Ordinary                                 152                          3.2474
---------------- ------------ ---------------------------- ---------------------------- ------------------
   8/23/2005      Ordinary    1,020                                                     3.0611
---------------- ------------ ---------------------------- ---------------------------- ------------------
   8/24/2005      Ordinary    160                                                       3.0000
---------------- ------------ ---------------------------- ---------------------------- ------------------
   8/25/2005      Ordinary    13,810                                                    3.0500
---------------- ------------ ---------------------------- ---------------------------- ------------------
   8/26/2005      Ordinary    1,360                                                     2.9900
---------------- ------------ ---------------------------- ---------------------------- ------------------
   8/29/2005      Ordinary    852                                                       2.9573
---------------- ------------ ---------------------------- ---------------------------- ------------------
   8/30/2005      Ordinary    129                                                       2.9887
---------------- ------------ ---------------------------- ---------------------------- ------------------
   8/31/2005      Ordinary    6,612                                                     3.0009
---------------- ------------ ---------------------------- ---------------------------- ------------------
   9/1/2005       Ordinary    7,000                                                     2.9109
---------------- ------------ ---------------------------- ---------------------------- ------------------
   9/2/2005       Ordinary    320                                                       2.8100
---------------- ------------ ---------------------------- ---------------------------- ------------------
   9/7/2005       Ordinary    208                                                       2.7577
----------------- ------------ ---------------------------- ---------------------------- -----------------
   9/9/2005       Ordinary    232                                                       2.7500
---------------- ------------ ---------------------------- ---------------------------- ------------------
   9/14/2005      Ordinary    200                                                       2.8000
---------------- ------------ ---------------------------- ---------------------------- ------------------
   9/14/2005      Ordinary                                 100                          2.8400
---------------- ------------ ---------------------------- ---------------------------- ------------------
   9/16/2005      Ordinary    100                                                       2.8000
---------------- ------------ ---------------------------- ---------------------------- ------------------
   9/23/2005      Ordinary    190                                                       2.8600
---------------- ------------ ---------------------------- ---------------------------- ------------------
   9/26/2005      Ordinary    11,880                                                    2.8144
---------------- ------------ ---------------------------- ---------------------------- ------------------
   9/28/2005      Ordinary    4,351                                                     2.7959
---------------- ------------ ---------------------------- ---------------------------- ------------------
   9/29/2005      Ordinary    5,132                                                     2.8037
---------------- ------------ ---------------------------- ---------------------------- ------------------
   9/30/2005      Ordinary    12,095                                                    2.9078
---------------- ------------ ---------------------------- ---------------------------- ------------------
   10/3/2005      Ordinary    549                                                       2.8500
---------------- ------------ ---------------------------- ---------------------------- ------------------
   10/4/2005      Ordinary    759                                                       2.8500
---------------- ------------ ---------------------------- ---------------------------- ------------------
   10/5/2005      Ordinary    2,950                                                     2.8000
---------------- ------------ ---------------------------- ---------------------------- ------------------
   10/6/2005      Ordinary    295                                                       2.7500
---------------- ------------ ---------------------------- ---------------------------- ------------------
   10/7/2005      Ordinary    118                                                       2.8000
---------------- ------------ ---------------------------- ---------------------------- ------------------
  10/10/2005      Ordinary    5,782                                                     2.8000
---------------- ------------ ---------------------------- ---------------------------- ------------------
  10/11/2005      Ordinary    3,599                                                     2.8016
---------------- ------------ ---------------------------- ---------------------------- ------------------
  10/12/2005      Ordinary    3,009                                                     2.8490
---------------- ------------ ---------------------------- ---------------------------- ------------------
  10/13/2005      Ordinary    2,065                                                     2.8000
---------------- ------------ ---------------------------- ---------------------------- ------------------
  10/14/2005      Ordinary    13,305                                                    2.8492
---------------- ------------ ---------------------------- ---------------------------- ------------------
  10/17/2005      Ordinary    11,809                                                    2.9000
---------------- ------------ ---------------------------- ---------------------------- ------------------
  10/18/2005      Ordinary    6,570                                                     2.8886
---------------- ------------ ---------------------------- ---------------------------- ------------------
  10/19/2005      Ordinary    2,360                                                     2.9253
---------------- ------------ ---------------------------- ---------------------------- ------------------
  10/20/2005      Ordinary    4,130                                                     2.9194
---------------- ------------ ---------------------------- ---------------------------- ------------------
  10/21/2005      Ordinary    14,504                                                    2.9288
---------------- ------------ ---------------------------- ---------------------------- ------------------
  10/24/2005      Ordinary    5,052                                                     2.9400
---------------- ------------ ---------------------------- ---------------------------- ------------------
  10/25/2005      Ordinary    354                                                       2.9400
---------------- ------------ ---------------------------- ---------------------------- ------------------
  10/26/2005      Ordinary    1,674                                                     2.9400
---------------- ------------ ---------------------------- ---------------------------- ------------------
  10/27/2005      Ordinary    3,212                                                     2.9194
---------------- ------------ ---------------------------- ---------------------------- ------------------

                                      B-7

  10/28/2005      Ordinary    7,257                                                     2.9500
---------------- ------------ ---------------------------- ---------------------------- ------------------
  10/31/2005      Ordinary    13,393                                                    2.9766
---------------- ------------ ---------------------------- ---------------------------- ------------------
   11/1/2005      Ordinary    1,593                                                     2.9700
---------------- ------------ ---------------------------- ---------------------------- ------------------
   11/2/2005      Ordinary    1,782                                                     2.9950
---------------- ------------ ---------------------------- ---------------------------- ------------------
   11/2/2005      Ordinary                                 1,770                        3.0600
---------------- ------------ ---------------------------- ---------------------------- ------------------
   11/3/2005      Ordinary    855                                                       3.0000
---------------- ------------ ---------------------------- ---------------------------- ------------------
   11/3/2005      Ordinary                                 944                          3.1075
---------------- ------------ ---------------------------- ---------------------------- ------------------
   11/4/2005      Ordinary                                 905                          3.1000
---------------- ------------ ---------------------------- ---------------------------- ------------------
   11/7/2005      Ordinary    4,170                                                     3.0210
---------------- ------------ ---------------------------- ---------------------------- ------------------
   11/7/2005      Ordinary                                 590                          3.1000
---------------- ------------ ---------------------------- ---------------------------- ------------------
   11/8/2005      Ordinary    10,325                                                    3.0200
---------------- ------------ ---------------------------- ---------------------------- ------------------
   11/9/2005      Ordinary    2,183                                                     3.0242
---------------- ------------ ---------------------------- ---------------------------- ------------------
  11/11/2005      Ordinary    10,886                                                    3.0451
---------------- ------------ ---------------------------- ---------------------------- ------------------
  11/14/2005      Ordinary    17,700                                                    3.0200
---------------- ------------ ---------------------------- ---------------------------- ------------------
  11/14/2005      Ordinary                                 531                          3.2000
---------------- ------------ ---------------------------- ---------------------------- ------------------
  11/15/2005      Ordinary                                 14,160                       3.2096
---------------- ------------ ---------------------------- ---------------------------- ------------------
  11/16/2005      Ordinary                                 31,141                       3.5900
---------------- ------------ ---------------------------- ---------------------------- ------------------
  11/17/2005      Ordinary                                 649                          3.2745
---------------- ------------ ---------------------------- ---------------------------- ------------------
  11/17/2005      Ordinary    1,062                                                     3.1755
---------------- ------------ ---------------------------- ---------------------------- ------------------
  11/29/2005      Ordinary    305                                                       3.1389
---------------- ------------ ---------------------------- ---------------------------- ------------------
   12/2/2005      Ordinary                                 3,481                        3.2561
---------------- ------------ ---------------------------- ---------------------------- ------------------
   12/6/2005      Ordinary                                 3,658                        3.3765
---------------- ------------ ---------------------------- ---------------------------- ------------------
   12/7/2005      Ordinary                                 338                          3.3736
---------------- ------------ ---------------------------- ---------------------------- ------------------

                                      B-8


                   Transactions by LV Funds commencing sixty days prior
                   ----------------------------------------------------
                            to the triggering event
                            -----------------------

---------------- ----------- ---------------------------- ---------------------------- ------------------
  Trade Date      Security     Amount of Shares Bought       Amount of Shares Sold      Price per Share
---------------- ----------- ---------------------------- ---------------------------- ------------------
     11/29/2004  Preferred             909,090                                              2.2000
---------------- ----------- ---------------------------- ---------------------------- ------------------
---------------- ----------- ---------------------------- ---------------------------- ------------------
      12/1/2004  Ordinary                                             120                   2.2900
---------------- ----------- ---------------------------- ---------------------------- ------------------
      12/2/2004  Ordinary                                            2,200                  2.2149
---------------- ----------- ---------------------------- ---------------------------- ------------------
      12/3/2004  Ordinary                                            2,400                  2.2300
---------------- ----------- ---------------------------- ---------------------------- ------------------
      12/8/2004  Ordinary                                             600                   2.3100
---------------- ----------- ---------------------------- ---------------------------- ------------------
     12/13/2004  Ordinary                                             606                   2.3300
---------------- ----------- ---------------------------- ---------------------------- ------------------
     12/15/2004  Ordinary                                             727                   2.3200
---------------- ----------- ---------------------------- ---------------------------- ------------------
     12/16/2004  Ordinary                                             400                   2.3809
---------------- ----------- ---------------------------- ---------------------------- ------------------
       1/3/2005  Ordinary                                            3,600                  2.4704
---------------- ----------- ---------------------------- ---------------------------- ------------------
       1/5/2005  Ordinary                                             360                   2.3200
---------------- ----------- ---------------------------- ---------------------------- ------------------
      1/12/2005  Ordinary                                            1,292                  2.2015
---------------- ----------- ---------------------------- ---------------------------- ------------------
      1/13/2005  Ordinary                                             713                   2.2352
---------------- ----------- ---------------------------- ---------------------------- ------------------
      1/20/2005  Ordinary                                             300                   2.2000
---------------- ----------- ---------------------------- ---------------------------- ------------------
       2/1/2005  Ordinary                                             485                   2.1500
---------------- ----------- ---------------------------- ---------------------------- ------------------
       2/2/2005  Ordinary                                            3,168                  2.1500
---------------- ----------- ---------------------------- ---------------------------- ------------------
      2/10/2005  Ordinary                                            3,289                  2.0866
---------------- ----------- ---------------------------- ---------------------------- ------------------
      2/11/2005  Ordinary                                             73                    2.0800
---------------- ----------- ---------------------------- ---------------------------- ------------------
      2/14/2005  Ordinary                                             37                    2.0300
---------------- ----------- ---------------------------- ---------------------------- ------------------
      2/15/2005  Ordinary                                             936                   2.0397
---------------- ----------- ---------------------------- ---------------------------- ------------------
      2/15/2005  Ordinary                852                                                2.0397
---------------- ----------- ---------------------------- ---------------------------- ------------------
      2/28/2005  Ordinary                184                                                2.1100
---------------- ----------- ---------------------------- ---------------------------- ------------------
       3/3/2005  Ordinary                                             404                   2.4200
---------------- ----------- ---------------------------- ---------------------------- ------------------
       3/4/2005  Ordinary                                            5,469                  2.4500
---------------- ----------- ---------------------------- ---------------------------- ------------------
       3/7/2005  Ordinary                                            1,264                  2.4900
---------------- ----------- ---------------------------- ---------------------------- ------------------
       3/9/2005  Ordinary                                             40                    2.3600
---------------- ----------- ---------------------------- ---------------------------- ------------------
      3/14/2005  Ordinary                200                                                2.3000
---------------- ----------- ---------------------------- ---------------------------- ------------------
      3/15/2005  Ordinary                                             400                   2.2900
---------------- ----------- ---------------------------- ---------------------------- ------------------
      3/21/2005  Ordinary                                             77                    2.2500
---------------- ----------- ---------------------------- ---------------------------- ------------------
      3/23/2005  Ordinary                                             388                   2.2205
---------------- ----------- ---------------------------- ---------------------------- ------------------
      3/30/2005  Ordinary                                            4,132                  1.9961
---------------- ----------- ---------------------------- ---------------------------- ------------------
       4/1/2005  Ordinary              44,733                                               2.0000
---------------- ----------- ---------------------------- ---------------------------- ------------------
       4/1/2005  Ordinary                                             480                   2.0263
---------------- ----------- ---------------------------- ---------------------------- ------------------
       4/4/2005  Ordinary              59,019                                               2.0000
---------------- ----------- ---------------------------- ---------------------------- ------------------
       4/5/2005  Ordinary               3,480                                               1.9743
---------------- ----------- ---------------------------- ---------------------------- ------------------
       4/6/2005  Ordinary               5,520                                               1.9973
---------------- ----------- ---------------------------- ---------------------------- ------------------
       4/7/2005  Ordinary                                            4,600                  2.1060
---------------- ----------- ---------------------------- ---------------------------- ------------------
       4/8/2005  Ordinary                400                                                2.0320
---------------- ----------- ---------------------------- ---------------------------- ------------------
      4/11/2005  Ordinary                                            1,200                  2.1400
---------------- ----------- ---------------------------- ---------------------------- ------------------
      4/12/2005  Ordinary                                             420                   2.1214
---------------- ----------- ---------------------------- ---------------------------- ------------------
      4/13/2005  Ordinary                                             240                   2.1325
---------------- ----------- ---------------------------- ---------------------------- ------------------
      4/15/2005  Ordinary                600                                                2.0670
---------------- ----------- ---------------------------- ---------------------------- ------------------
      4/15/2005  Ordinary                                             60                    2.1300
---------------- ----------- ---------------------------- ---------------------------- ------------------
      4/18/2005  Ordinary               2,040                                               2.0461
---------------- ----------- ---------------------------- ---------------------------- ------------------
      4/19/2005  Ordinary               2,340                                               2.0333
---------------- ----------- ---------------------------- ---------------------------- ------------------

                                      B-9

      4/21/2005  Ordinary               2,550                                               2.1400
---------------- ----------- ---------------------------- ---------------------------- ------------------
      4/22/2005  Ordinary                533                                                2.1146
---------------- ----------- ---------------------------- ---------------------------- ------------------
      4/25/2005  Ordinary               2,520                                               2.1394
---------------- ----------- ---------------------------- ---------------------------- ------------------
      4/26/2005  Ordinary               4,139                                               2.1219
---------------- ----------- ---------------------------- ---------------------------- ------------------
      4/27/2005  Ordinary               6,432                                               2.1213
---------------- ----------- ---------------------------- ---------------------------- ------------------
      4/27/2005  Ordinary                                             60                    2.2000
---------------- ----------- ---------------------------- ---------------------------- ------------------
      4/28/2005  Ordinary               9,369                                               2.1592
---------------- ----------- ---------------------------- ---------------------------- ------------------
      4/29/2005  Ordinary               7,733                                               2.1923
---------------- ----------- ---------------------------- ---------------------------- ------------------
       5/2/2005  Ordinary               4,944                                               2.2008
---------------- ----------- ---------------------------- ---------------------------- ------------------
       5/3/2005  Ordinary               2,932                                               2.1603
---------------- ----------- ---------------------------- ---------------------------- ------------------
       5/4/2005  Ordinary               3,273                                               2.1973
---------------- ----------- ---------------------------- ---------------------------- ------------------
       5/5/2005  Ordinary                600                                                2.1620
---------------- ----------- ---------------------------- ---------------------------- ------------------
       5/6/2005  Ordinary                551                                                2.1854
---------------- ----------- ---------------------------- ---------------------------- ------------------
       5/9/2005  Ordinary                600                                                2.1800
---------------- ----------- ---------------------------- ---------------------------- ------------------
      5/11/2005  Ordinary               7,560                                               2.1469
---------------- ----------- ---------------------------- ---------------------------- ------------------
      5/13/2005  Ordinary               1,740                                               2.1843
---------------- ----------- ---------------------------- ---------------------------- ------------------
      5/16/2005  Ordinary               5,203                                               2.1860
---------------- ----------- ---------------------------- ---------------------------- ------------------
      5/17/2005  Ordinary               4,015                                               2.1832
---------------- ----------- ---------------------------- ---------------------------- ------------------
      5/18/2005  Ordinary               3,036                                               2.1971
---------------- ----------- ---------------------------- ---------------------------- ------------------
      5/19/2005  Ordinary               2,465                                               2.1953
---------------- ----------- ---------------------------- ---------------------------- ------------------
      5/20/2005  Ordinary               2,296                                               2.2100
---------------- ----------- ---------------------------- ---------------------------- ------------------
      5/23/2005  Ordinary               1,875                                               2.1813
---------------- ----------- ---------------------------- ---------------------------- ------------------
      5/24/2005  Ordinary                165                                                2.1733
---------------- ----------- ---------------------------- ---------------------------- ------------------
      5/25/2005  Ordinary               7,270                                               2.2155
---------------- ----------- ---------------------------- ---------------------------- ------------------
      5/26/2005  Ordinary               2,750                                               2.2200
---------------- ----------- ---------------------------- ---------------------------- ------------------
      5/27/2005  Ordinary               1,648                                               2.2233
---------------- ----------- ---------------------------- ---------------------------- ------------------
      5/31/2005  Ordinary               9,604                                               2.2500
---------------- ----------- ---------------------------- ---------------------------- ------------------
      5/31/2005  Ordinary                                             275                   2.3440
---------------- ----------- ---------------------------- ---------------------------- ------------------
       6/1/2005  Ordinary                                            2,640                  2.3600
---------------- ----------- ---------------------------- ---------------------------- ------------------
       6/2/2005  Ordinary                                             330                   2.3800
---------------- ----------- ---------------------------- ---------------------------- ------------------
       6/2/2005  Ordinary                220                                                2.3000
---------------- ----------- ---------------------------- ---------------------------- ------------------
       6/3/2005  Ordinary                110                                                2.2500
---------------- ----------- ---------------------------- ---------------------------- ------------------
       6/6/2005  Ordinary               1,595                                               2.2375
---------------- ----------- ---------------------------- ---------------------------- ------------------
       6/7/2005  Ordinary               2,805                                               2.1747
---------------- ----------- ---------------------------- ---------------------------- ------------------
       6/8/2005  Ordinary                                             330                   2.3000
---------------- ----------- ---------------------------- ---------------------------- ------------------
      6/10/2005  Ordinary               2,750                                               2.2500
---------------- ----------- ---------------------------- ---------------------------- ------------------
      6/13/2005  Ordinary                720                                                2.2500
---------------- ----------- ---------------------------- ---------------------------- ------------------
      6/14/2005  Ordinary               1,430                                               2.2500
---------------- ----------- ---------------------------- ---------------------------- ------------------
      6/15/2005  Ordinary               1,100                                               2.2500
---------------- ----------- ---------------------------- ---------------------------- ------------------
      6/16/2005  Ordinary                110                                                2.2400
---------------- ----------- ---------------------------- ---------------------------- ------------------
      6/17/2005  Ordinary                343                                                2.2400
---------------- ----------- ---------------------------- ---------------------------- ------------------
      6/20/2005  Ordinary               9,777                                               2.2302
---------------- ----------- ---------------------------- ---------------------------- ------------------
      6/21/2005  Ordinary               4,367                                               2.2400
---------------- ----------- ---------------------------- ---------------------------- ------------------
      6/22/2005  Ordinary                149                                                2.2400
---------------- ----------- ---------------------------- ---------------------------- ------------------
      6/23/2005  Ordinary               1,018                                               2.2400
---------------- ----------- ---------------------------- ---------------------------- ------------------
      6/27/2005  Ordinary               1,028                                               2.2400
---------------- ----------- ---------------------------- ---------------------------- ------------------
      6/27/2005  Ordinary                                             110                   2.3000
---------------- ----------- ---------------------------- ---------------------------- ------------------
      6/30/2005  Ordinary              150,000                                              2.3000
---------------- ----------- ---------------------------- ---------------------------- ------------------

                                      B-10

      6/30/2005  Ordinary                                             220                   2.3500
---------------- ----------- ---------------------------- ---------------------------- ------------------
       7/5/2005  Ordinary                                            2,982                  2.4079
---------------- ----------- ---------------------------- ---------------------------- ------------------
       7/6/2005  Ordinary                                             740                   2.4125
---------------- ----------- ---------------------------- ---------------------------- ------------------
       7/8/2005  Ordinary                                            8,325                  2.4512
---------------- ----------- ---------------------------- ---------------------------- ------------------
      7/11/2005  Ordinary                                            5,600                  2.8206
---------------- ----------- ---------------------------- ---------------------------- ------------------
      7/12/2005  Ordinary                                            2,785                  2.9615
---------------- ----------- ---------------------------- ---------------------------- ------------------
      7/13/2005  Ordinary                                            2,800                  2.8057
---------------- ----------- ---------------------------- ---------------------------- ------------------
      7/18/2005  Ordinary                550                                                2.7000
---------------- ----------- ---------------------------- ---------------------------- ------------------
      7/20/2005  Ordinary                350                                                2.6600
---------------- ----------- ---------------------------- ---------------------------- ------------------
      7/20/2005  Ordinary                                             350                   2.7500
---------------- ----------- ---------------------------- ---------------------------- ------------------
      7/25/2005  Ordinary                                             766                   2.8300
---------------- ----------- ---------------------------- ---------------------------- ------------------
      7/26/2005  Ordinary                                            4,440                  2.9308
---------------- ----------- ---------------------------- ---------------------------- ------------------
      7/29/2005  Ordinary                                           12,180                  3.2609
---------------- ----------- ---------------------------- ---------------------------- ------------------
       8/1/2005  Ordinary                                            2,497                  3.3000
---------------- ----------- ---------------------------- ---------------------------- ------------------
       8/2/2005  Ordinary                                             922                   3.3000
---------------- ----------- ---------------------------- ---------------------------- ------------------
       8/3/2005  Ordinary                740                                                3.1200
---------------- ----------- ---------------------------- ---------------------------- ------------------
       8/4/2005  Ordinary                814                                                3.0423
---------------- ----------- ---------------------------- ---------------------------- ------------------
      8/16/2005  Ordinary                                            1,110                  3.2037
---------------- ----------- ---------------------------- ---------------------------- ------------------
      8/17/2005  Ordinary                                             703                   3.2474
---------------- ----------- ---------------------------- ---------------------------- ------------------
      8/23/2005  Ordinary               2,805                                               3.0611
---------------- ----------- ---------------------------- ---------------------------- ------------------
      8/24/2005  Ordinary                440                                                3.0000
---------------- ----------- ---------------------------- ---------------------------- ------------------
      8/25/2005  Ordinary              62,510                                               3.0500
---------------- ----------- ---------------------------- ---------------------------- ------------------
      8/26/2005  Ordinary               3,740                                               2.9900
---------------- ----------- ---------------------------- ---------------------------- ------------------
      8/29/2005  Ordinary               2,340                                               2.9573
---------------- ----------- ---------------------------- ---------------------------- ------------------
      8/30/2005  Ordinary                352                                                2.9887
---------------- ----------- ---------------------------- ---------------------------- ------------------
      8/31/2005  Ordinary              18,182                                               3.0009
---------------- ----------- ---------------------------- ---------------------------- ------------------
       9/1/2005  Ordinary              19,250                                               2.9109
---------------- ----------- ---------------------------- ---------------------------- ------------------
       9/2/2005  Ordinary                880                                                2.8100
---------------- ----------- ---------------------------- ---------------------------- ------------------
       9/7/2005  Ordinary                573                                                2.7577
---------------- ----------- ---------------------------- ---------------------------- ------------------
       9/9/2005  Ordinary                638                                                2.7500
---------------- ----------- ---------------------------- ---------------------------- ------------------
      9/14/2005  Ordinary                550                                                2.8000
---------------- ----------- ---------------------------- ---------------------------- ------------------
      9/14/2005  Ordinary                                             275                   2.8400
---------------- ----------- ---------------------------- ---------------------------- ------------------
      9/16/2005  Ordinary                275                                                2.8000
---------------- ----------- ---------------------------- ---------------------------- ------------------
      9/22/2005  Ordinary               3,442                                               2.8757
---------------- ----------- ---------------------------- ---------------------------- ------------------
      9/23/2005  Ordinary                520                                                2.8600
---------------- ----------- ---------------------------- ---------------------------- ------------------
      9/26/2005  Ordinary               4,832                                               2.8144
---------------- ----------- ---------------------------- ---------------------------- ------------------
      9/28/2005  Ordinary               1,770                                               2.7959
---------------- ----------- ---------------------------- ---------------------------- ------------------
      9/29/2005  Ordinary               2,087                                               2.8037
---------------- ----------- ---------------------------- ---------------------------- ------------------
      9/30/2005  Ordinary               4,920                                               2.9078
---------------- ----------- ---------------------------- ---------------------------- ------------------
      10/3/2005  Ordinary                224                                                2.8500
---------------- ----------- ---------------------------- ---------------------------- ------------------
      10/4/2005  Ordinary                586                                                2.8500
---------------- ----------- ---------------------------- ---------------------------- ------------------
      10/5/2005  Ordinary               1,200                                               2.8000
---------------- ----------- ---------------------------- ---------------------------- ------------------
      10/6/2005  Ordinary                120                                                2.7500
---------------- ----------- ---------------------------- ---------------------------- ------------------
      10/7/2005  Ordinary                48                                                 2.8000
---------------- ----------- ---------------------------- ---------------------------- ------------------
     10/10/2005  Ordinary               2,352                                               2.8000
---------------- ----------- ---------------------------- ---------------------------- ------------------
     10/11/2005  Ordinary               1,464                                               2.8016
---------------- ----------- ---------------------------- ---------------------------- ------------------
     10/12/2005  Ordinary               1,224                                               2.8490
---------------- ----------- ---------------------------- ---------------------------- ------------------
     10/13/2005  Ordinary                840                                                2.8000
---------------- ----------- ---------------------------- ---------------------------- ------------------

                                      B-11

     10/14/2005  Ordinary               5,412                                               2.8492
---------------- ----------- ---------------------------- ---------------------------- ------------------
     10/17/2005  Ordinary               4,803                                               2.9000
---------------- ----------- ---------------------------- ---------------------------- ------------------
     10/18/2005  Ordinary               5,067                                               2.8886
---------------- ----------- ---------------------------- ---------------------------- ------------------
     10/19/2005  Ordinary                960                                                2.9253
---------------- ----------- ---------------------------- ---------------------------- ------------------
     10/20/2005  Ordinary               1,680                                               2.9194
---------------- ----------- ---------------------------- ---------------------------- ------------------
     10/21/2005  Ordinary               5,900                                               2.9288
---------------- ----------- ---------------------------- ---------------------------- ------------------
     10/24/2005  Ordinary               2,055                                               2.9400
---------------- ----------- ---------------------------- ---------------------------- ------------------
     10/25/2005  Ordinary                144                                                2.9400
---------------- ----------- ---------------------------- ---------------------------- ------------------
     10/26/2005  Ordinary                680                                                2.9400
---------------- ----------- ---------------------------- ---------------------------- ------------------
     10/27/2005  Ordinary               7,290                                               2.9194
---------------- ----------- ---------------------------- ---------------------------- ------------------
     10/28/2005  Ordinary               2,952                                               2.9500
---------------- ----------- ---------------------------- ---------------------------- ------------------
     10/31/2005  Ordinary               5,448                                               2.9766
---------------- ----------- ---------------------------- ---------------------------- ------------------
      11/1/2005  Ordinary                648                                                2.9700
---------------- ----------- ---------------------------- ---------------------------- ------------------
      11/2/2005  Ordinary                725                                                2.9950
---------------- ----------- ---------------------------- ---------------------------- ------------------
      11/2/2005  Ordinary                                             720                   3.0600
---------------- ----------- ---------------------------- ---------------------------- ------------------
      11/3/2005  Ordinary                                             384                   3.1075
---------------- ----------- ---------------------------- ---------------------------- ------------------
      11/3/2005  Ordinary                348                                                3.0000
---------------- ----------- ---------------------------- ---------------------------- ------------------
      11/4/2005  Ordinary                                             368                   3.1000
---------------- ----------- ---------------------------- ---------------------------- ------------------
      11/7/2005  Ordinary               1,696                                               3.0210
---------------- ----------- ---------------------------- ---------------------------- ------------------
      11/7/2005  Ordinary                                             240                   3.1000
---------------- ----------- ---------------------------- ---------------------------- ------------------
      11/8/2005  Ordinary               4,200                                               3.0200
---------------- ----------- ---------------------------- ---------------------------- ------------------
      11/9/2005  Ordinary                888                                                3.0242
---------------- ----------- ---------------------------- ---------------------------- ------------------
     11/10/2005  Ordinary              46,259                                               3.0192
---------------- ----------- ---------------------------- ---------------------------- ------------------
     11/11/2005  Ordinary               4,428                                               3.0451
---------------- ----------- ---------------------------- ---------------------------- ------------------
     11/14/2005  Ordinary               7,200                                               3.0200
---------------- ----------- ---------------------------- ---------------------------- ------------------
     11/14/2005  Ordinary                                             216                   3.2000
---------------- ----------- ---------------------------- ---------------------------- ------------------
     11/15/2005  Ordinary              14,400                                               3.0533
---------------- ----------- ---------------------------- ---------------------------- ------------------
     11/15/2005  Ordinary                                            5,760                  3.2096
----------------- ----------- ---------------------------- ---------------------------- -----------------
     11/16/2005  Ordinary                                           12,878                  3.5900
---------------- ----------- ---------------------------- ---------------------------- ------------------
     11/16/2005  Ordinary               1,800                                               3.2150
---------------- ----------- ---------------------------- ---------------------------- ------------------
     11/17/2005  Ordinary                432                                                3.1755
---------------- ----------- ---------------------------- ---------------------------- ------------------
     11/17/2005  Ordinary                                             264                   3.2745
---------------- ----------- ---------------------------- ---------------------------- ------------------
     11/28/2005  Ordinary               5,085                                               3.1519
---------------- ----------- ---------------------------- ---------------------------- ------------------
     11/29/2005  Ordinary                723                                                3.1389
---------------- ----------- ---------------------------- ---------------------------- ------------------
     11/30/2005  Ordinary              16,650                                               3.1447
---------------- ----------- ---------------------------- ---------------------------- ------------------
     11/30/2005  Ordinary                                             225                   3.2200
---------------- ----------- ---------------------------- ---------------------------- ------------------
      12/1/2005  Ordinary               3,173                                               3.1500
---------------- ----------- ---------------------------- ---------------------------- ------------------
      12/2/2005  Ordinary                                            5,466                  3.2561
---------------- ----------- ---------------------------- ---------------------------- ------------------
      12/5/2005  Ordinary                                            3,353                  3.3100
---------------- ----------- ---------------------------- ---------------------------- ------------------
      12/6/2005  Ordinary                                            1,488                  3.3765
---------------- ----------- ---------------------------- ---------------------------- ------------------
      12/7/2005  Ordinary                                             843                   3.3736
---------------- ----------- ---------------------------- ---------------------------- ------------------
      12/9/2005  Ordinary                                             450                   3.2580
---------------- ----------- ---------------------------- ---------------------------- ------------------
     12/12/2005  Ordinary                                            2,025                  3.3407
---------------- ----------- ---------------------------- ---------------------------- ------------------
     12/14/2005  Ordinary                                            1,350                  3.3000
---------------- ----------- ---------------------------- ---------------------------- ------------------

                                      B-12